EXHIBIT 99.1

Investor Relations Contacts:	Public Relations Contact:
Bob O’Malley	Pam Judge
President and Chief Executive Officer	InFocus Corporation
InFocus Corporation	(503) 685-8913
(503) 685-8576

Lisa Prentice
Chief Financial Officer
InFocus Corporation
(503) 685-8576

InFocus Announces Second Quarter 2008 Financial Results

Operating Improvements Continue, Proforma Operating Loss Narrows

WILSONVILLE, Ore., July 29, 2008 – InFocus® Corporation (NASDAQ: INFS) today announced its second quarter 2008 financial results. For the second quarter, the Company reported revenues of $72.7 million and a net loss of $3.8 million, or $0.10 per share, compared to a net loss of $1.8 million, or $0.05 per share in the first quarter of 2008 and a net loss of $7.8 million, or $0.20 per share in the second quarter of 2007. Gross margin for the second quarter of 2008 was 18.2 percent, a reduction of 2.2 percentage points compared to the first quarter of 2008 and an increase of 1.9 percentage points compared to the second quarter of 2007.

Included in the second quarter results is a restructuring charge of $0.9 million, which accounted for $0.02 of the net loss per share, compared to a restructuring charge of $2.1 million, or $0.05 per share in the second quarter of 2007. There were no restructuring charges included in the Q1 2008 results. Restructuring charges for both the second quarter of 2007 and 2008 consisted primarily of employee separation costs associated with ongoing cost containment activities. Excluding these charges, the Company realized a proforma operating loss for the second quarter of $2.4 million and a proforma net loss of $2.9 million, or $0.07 per share, compared to a proforma operating loss for the second quarter of 2007 of $6.1 million and a proforma net loss of $5.7 million, or $0.14 per share.

The Company reported total cash, restricted cash, and marketable securities as of June 30, 2008 of $69.8 million, a decrease of $3.1 million from the first quarter of 2008, and an increase of $2.5 million from the second quarter of 2007.

“While our second quarter results did not meet our expectations, we continued to make progress in the quarter against our stated priorities,” said Bob O’Malley, President and CEO. “We continued to invest in Sales, Marketing and Product Development resources. We announced three new product platforms, all of which offer features unique to InFocus. And we grew revenue in every region compared to the first quarter of 2008. The Americas grew revenue by 20 percent, Europe increased 19 percent and Asia-Pacific improved by 15 percent.”

Quarterly Revenue, Unit, ASP and Gross Margin Comparisons

Second quarter revenues of $72.7 million represent an increase of 19 percent compared to the first quarter of 2008, and a decrease of 1 percent compared to the second quarter of 2007. Projector unit shipments totaled approximately 92,000 in the second quarter, an increase of approximately 33 percent from the first quarter, and approximately 26 percent compared to the second quarter of 2007. Overall, average selling prices (ASPs) decreased by approximately 11 percent from the first quarter of 2008. Gross margins were 18.2 percent, a reduction of 2.2 percent from the first quarter of 2008, which reflects product mix shifts associated with seasonal purchase patterns of the public sector vertical markets. Although the gross margin percentage decreased, absolute gross margin dollars increased by 6 percent over the first quarter and 10 percent compared to the second quarter of 2007. Revenue in the Americas increased by 20 percent while units shipped increased by 35 percent compared to the first quarter of 2008. Revenue and unit shipments in Europe increased by 19 percent and 36 percent, respectively, compared to the first quarter of 2008. Revenue in Asia increased 15 percent while units shipped increased by 19 percent compared to the first quarter of 2008.

Operating Expenses Excluding Charges & Other Income/(Expense)

Excluding charges, operating expenses in the second quarter were $15.6 million, a slight increase from first quarter of 2008 expenses of $15.5 million. The nominal increase in the second quarter of 2008 compared to the first quarter of 2008 was related to variable expenses associated with higher unit volumes and revenue levels.

Other expense was $0.2 million for the second quarter, compared to other income of $1.5 million in the first quarter of 2008 and other income of $0.4 million in the second quarter of 2007. Other expense of $0.2 million in the current quarter is primarily from recognized losses related to foreign currency transactions. Other income of $1.5 million in the first quarter of 2008 was primarily associated with the Company’s share of income related to Motif, its 50/50 joint venture with Motorola.

Balance Sheet

Total cash, restricted cash, and marketable securities as of June 30, 2008 were $69.8 million, a decrease of $3.1 million from the end of the first quarter, and an increase of $2.6 million from the second quarter of 2007. Day’s sales outstanding for the first quarter were 54 days, an improvement of 1 day from the prior quarter. Inventory levels decreased $3.6 million during the quarter to $24.4 million.

Reconciliation of GAAP and Proforma Information

The Company has recorded charges that are excluded from operating expenses and earnings for comparative purposes. In accordance with SEC FR-59, attached is a Statement of Reconciliation of GAAP Earnings.

Conference Call Information

The Company will hold a conference call today at 11:00 a.m. Eastern Time. The session will include brief remarks and a question and answer period. The conference can be accessed by calling 888.679.8035 (U.S. participants) or 617.213.4848 (outside U.S. participants) and pin# 29775995, or via live audio web cast at www.infocus.com. Upon completion of the call, the web cast will be archived and accessible on our website for individuals unable to listen to the live telecast. The conference call replay will also be available through August 12, 2008 by dialing 888.286.8010 (U.S.) or 617.801.6888 (outside U.S.) and Pin # 66823528.

Forward-Looking Statements

This press release includes forward-looking statements, including statements related to anticipated revenues, gross profits, expenses, earnings, inventory, backlog, and new product introductions. Investors are cautioned that all forward-looking statements involve risks and uncertainties and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: 1) in regard to revenues, gross profits, inventory and earnings, uncertainties associated with market acceptance of and demand for the Company’s products, the impact competitive and economic factors have on business buying decisions, dependence on third party suppliers, the impact of regulatory actions by authorities in the markets we serve; 2) in regard to new product introductions, ability of the Company to make timely delivery of new platforms, uncertainties associated with the development of technology, uncertainties with product quality and availability with the reliance on off-shore contract manufacturing, dependence on third party suppliers and intellectual property rights. Investors are directed to the Company’s filings with the Securities and Exchange Commission, including the Company’s 2007 Form 10-K and 2007 Form 10-Q’s, which are available from the Company without charge, for a more complete description of the risks and uncertainties relating to forward-looking statements made by the Company as well as to other aspects of the Company’s business. The forward-looking statements contained in this press release speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward looking statements to reflect events or circumstances after the date of this press release.

About InFocus Corporation

InFocus is the industry pioneer and a global leader in the digital projection market. The company’s digital projectors make bright ideas brilliant everywhere people gather to communicate and be entertained - in meetings, presentations, classrooms and living rooms around the world. Backed by more than 20 years of experience and innovation in digital projection, and over 150 patents, InFocus is dedicated to setting the industry standard for large format visual display. The company is based in Wilsonville, Oregon with operations in North America, Europe and Asia. InFocus is listed on NASDAQ under the symbol INFS. For more information, visit the company’s website at www.infocus.com

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InFocus, In Focus, INFOCUS (stylized), IN, ASK, Proxima, LiteShow, LP, ScreenPlay,

Play Big, Work Big, Learn Big and The Big Picture are either registered trademarks or trademarks of InFocus Corporation in the U.S. and abroad. All other trademarks are used for identification purposes only and are the property of their respective owners in this and other countries. All rights reserved.

InFocus Corporation

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Revenues	$72,673	$73,633	$133,698	$151,288
Cost of revenues	59,439	61,649	108,029	130,824

Gross margin	$13,234	$11,984	$25,669	$20,464
Operating expenses:
Marketing and sales	$8,898	$9,442	$17,189	$19,086
Research and development	2,777	3,905	5,561	7,966
General and administrative	3,957	4,770	8,399	10,308
Restructuring costs	900	2,050	900	4,450

	$16,532	$20,167	$32,049	$41,810
Loss from operations	$(3,298)	$(8,183)	$(6,380)	$(21,346)
Other income (expense), net	(199)	359	1,311	658

Loss before income taxes	(3,497)	(7,824)	(5,069)	(20,688)
Provision (benefit) for income taxes	346	(36)	582	147

Net Loss	$(3,843)	$(7,788)	$(5,651)	$(20,835)

Basic and diluted net loss per share	$(0.10)	$(0.20)	$(0.14)	$(0.52)

Basic and diluted shares outstanding	40,332	39,700	40,360	39,697

InFocus Corporation

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June, 30 2008	December 31, 2007	March 31, 2008
Assets
Current Assets:
Cash and cash equivalents	$65,901	$61,187	$57,784
Restricted cash, equivalents, and marketable securities	3,873	22,923	15,080
Accounts receivable, net of allowances	43,988	46,315	37,352
Inventories	24,435	30,984	28,064
Other current assets	7,947	7,548	10,122

Total Current Assets	146,144	168,957	148,402
Property and equipment, net	2,724	2,973	3,068
Other assets, net	3,768	1,061	2,287

Total Assets	$152,636	$172,991	$153,757

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$49,747	$65,764	$44,578
Other current liabilities	16,668	19,906	18,138

Total Current Liabilities	66,415	85,670	62,716
Other Long-Term Liabilities	2,638	3,623	3,090
Shareholders’ Equity:
Common stock and additional paid-in capital	169,808	168,878	169,545
Other comprehensive income:
Foreign currency translation	42,852	38,246	43,640
Accumulated deficit	(129,077)	(123,426)	(125,234)

Total Shareholders’ Equity	83,583	83,698	87,951

Total Liabilities and Shareholders’ Equity	$152,636	172,991	153,757

InFocus Corporation

Reconciliation of GAAP Earnings

(In thousands, except per share amounts)

(Unaudited)

	Second Quarter 2008				First Quarter 2008
	Net Loss	Net Loss Per Share	Operating Expenses	Loss From Operations	Net Loss	Net Loss Per Share	Operating Expenses	Loss From Operations
GAAP	$(3,843)	$(0.10)	$16,532	$(3,298)	$(1,808)	$(0.05)	$15,517	$(3,082)

Adjustments:
Restructuring costs	$900	$0.03	$(900)	$900	$—	$—	$—	$—

Proforma excluding adjustments	$(2,943)	$(0.07)	$15,632	$(2,398)	$(1,808)	$(0.05)	$15,517	$(3,082)

	Second Quarter 2008				Second Quarter 2007
	Net Loss	Net Loss Per Share	Operating Expenses	Loss From Operations	Net Loss	Net Loss Per Share	Operating Expenses	Income (Loss) from Operations
GAAP	$(3,843)	$(0.10)	$16,532	$(3,298)	$(7,788)	$(0.20)	$20,167	$(8,183)

Adjustments:
Restructuring costs	$900	$0.03	$(900)	$900	$2,050	$0.06	$(2,050)	$2,050

Proforma excluding adjustments	$(2,943)	$(0.07)	$15,632	$(2,398)	$(5,738)	$(0.14)	$18,117	$(6,133)

	Year-to-Date 2008				Year-to-Date 2007
	Net Loss	Net Loss Per Share	Operating Expenses	Loss From Operations	Net Loss	Net Loss Per Share	Operating Expenses	Income (Loss) from Operations
GAAP	$(5,651)	$(0.14)	$32,049	$(6,380)	$(20,835)	$(0.52)	$41,810	$(21,346)

Adjustments:
Restructuring costs	$900	$0.02	$(900)	$900	$4,450	$0.11	$(4,450)	$4,450

Proforma excluding adjustments	$(4,751)	$(0.12)	$31,149	$(5,480)	$(16,385)	$(0.41)	$37,360	$(16,896)